                                                                     EXHIBIT 2.1

                            TIMBERLANDS PURCHASE AGREEMENT



                                       between



                                 TRILLIUM CORPORATION



                                         and



                          CROWN PACIFIC LIMITED PARTNERSHIP





                               Dated September 12, 1997

                                  TABLE OF CONTENTS


1.  Purchase and Sale of Timberland Assets and Assumption of
    Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

    1.1     Timberland Assets . . . . . . . . . . . . . . . . . . . . . .    1

    1.2     Excluded Assets . . . . . . . . . . . . . . . . . . . . . . .    2

    1.3     Assumed Liabilities . . . . . . . . . . . . . . . . . . . . .    3

    1.4     Excluded Liabilities. . . . . . . . . . . . . . . . . . . . .    4

    1.5     Assignment of Contracts . . . . . . . . . . . . . . . . . . .    5

    1.6     Licenses and Permits. . . . . . . . . . . . . . . . . . . . .    6

2.  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

    2.1     Purchase Price; Deposit . . . . . . . . . . . . . . . . . . .    7

    2.2     Allocation of Purchase Price; Tax Matters . . . . . . . . . .    8

    2.3     Prorations. . . . . . . . . . . . . . . . . . . . . . . . . .    8

    2.4     Closing Costs; Transfer Taxes . . . . . . . . . . . . . . . .    9

    2.5     Purchase Price Note and Conversion Option . . . . . . . . . .    9

3.  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

    3.1     Closing Date. . . . . . . . . . . . . . . . . . . . . . . . .   10

    3.2     Documents to Be Delivered by Seller at Closing. . . . . . . .   11

    3.3     Documents to Be Delivered by Buyer at Closing . . . . . . . .   11

    3.4     Title . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

4.  Representations and Warranties of Seller. . . . . . . . . . . . . . .   15

    4.1     Organization and Good Standing. . . . . . . . . . . . . . . .   15

    4.2     Authorization and Enforceability. . . . . . . . . . . . . . .   15

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    4.3     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .   15

    4.4     Consents and Approvals. . . . . . . . . . . . . . . . . . . .   16

    4.5     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

    4.6     Environmental Matters . . . . . . . . . . . . . . . . . . . .   16

    4.7     Contracts . . . . . . . . . . . . . . . . . . . . . . . . . .   18

    4.8     Claims and Legal Proceedings. . . . . . . . . . . . . . . . .   18

    4.9     Compliance With Laws. . . . . . . . . . . . . . . . . . . . .   18

    4.10    Permits and Qualifications. . . . . . . . . . . . . . . . . .   18

    4.11    Title to Timberlands. . . . . . . . . . . . . . . . . . . . .   19

    4.12    Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   19

    4.13    Disclaimer of Warranties and Representations From
            Seller; "AS IS, WHERE IS" . . . . . . . . . . . . . . . . . .   19

5.  Representations and Warranties of Buyer . . . . . . . . . . . . . . .   21

    5.1     Organization and Good Standing. . . . . . . . . . . . . . . .   21

    5.2     Authorization and Enforceability. . . . . . . . . . . . . . .   21

    5.3     Financial Capability. . . . . . . . . . . . . . . . . . . . .   21

    5.4     No Conflict . . . . . . . . . . . . . . . . . . . . . . . . .   22

    5.5     Consents and Approvals. . . . . . . . . . . . . . . . . . . .   22

    5.6     Claims and Legal Proceedings. . . . . . . . . . . . . . . . .   22

    5.7     Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . .   23

6.  Certain Covenants of Seller and Buyer . . . . . . . . . . . . . . . .   23

    6.1     Access. . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

    6.2     Reasonable Efforts. . . . . . . . . . . . . . . . . . . . . .   23

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    6.3     Further Assurances. . . . . . . . . . . . . . . . . . . . . .   24

    6.4     Conduct of Seller's Timberlands Operations Pending
            Closing . . . . . . . . . . . . . . . . . . . . . . . . . . .   24

    6.5     Public Announcements. . . . . . . . . . . . . . . . . . . . .   25

    6.6     Environmental Audit . . . . . . . . . . . . . . . . . . . . .   25

    6.7     Right to Update . . . . . . . . . . . . . . . . . . . . . . .   27

    6.8     Removal of Trademarks . . . . . . . . . . . . . . . . . . . .   27

    6.9     Governmental Approvals. . . . . . . . . . . . . . . . . . . .   27

7.  Conditions Precedent to Obligations of Buyer. . . . . . . . . . . . .   28

    7.1     No Injunction or Litigation; HSR Act Waiting Period . . . . .   28

    7.2     Representations, Warranties and Covenants . . . . . . . . . .   28

    7.3     Filing and Consents . . . . . . . . . . . . . . . . . . . . .   28

    7.4     Environmental Matters . . . . . . . . . . . . . . . . . . . .   29

    7.5     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

    7.6     Delivery of Closing Documents . . . . . . . . . . . . . . . .   29

    7.7     Title Commitments . . . . . . . . . . . . . . . . . . . . . .   29

    7.9     Continuance of Special Use Classifications. . . . . . . . . .   30

8.  Conditions Precedent to Obligations of Seller . . . . . . . . . . . .   30

    8.1     No Injunction or Litigation; HSR Act Waiting Period . . . . .   30

    8.2     Representations, Warranties and Covenants . . . . . . . . . .   30

    8.3     Filings and Consents. . . . . . . . . . . . . . . . . . . . .   30

    8.4     Delivery of Closing Documents . . . . . . . . . . . . . . . .   31

    8.5     Continuance of Special Use Classifications. . . . . . . . . .   31

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9.  Survival and Indemnification. . . . . . . . . . . . . . . . . . . . .   31

    9.1     Survival. . . . . . . . . . . . . . . . . . . . . . . . . . .   31

    9.2     Indemnification by Seller . . . . . . . . . . . . . . . . . .   31

    9.3     Indemnification by Buyer. . . . . . . . . . . . . . . . . . .   32

    9.4     Threshold Limitations . . . . . . . . . . . . . . . . . . . .   32

    9.5     Procedure . . . . . . . . . . . . . . . . . . . . . . . . . .   33

    9.6     Proportional Liability for Losses . . . . . . . . . . . . . .   34

    9.7     Specific Performance. . . . . . . . . . . . . . . . . . . . .   34

    9.8     Exclusive Remedies. . . . . . . . . . . . . . . . . . . . . .   35

10. Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   35

    10.1    Termination . . . . . . . . . . . . . . . . . . . . . . . . .   35

    10.2    Effect of Termination . . . . . . . . . . . . . . . . . . . .   36

11. Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

    11.1    Severability. . . . . . . . . . . . . . . . . . . . . . . . .   36

    11.2    Modification and Waiver . . . . . . . . . . . . . . . . . . .   36

    11.3    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . .   37

    11.4    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . .   38

    11.5    Captions. . . . . . . . . . . . . . . . . . . . . . . . . . .   38

    11.6    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . .   38

    11.7    No Third-Party Rights . . . . . . . . . . . . . . . . . . . .   38

    11.8    Counterparts. . . . . . . . . . . . . . . . . . . . . . . . .   38

    11.9    Governing Law . . . . . . . . . . . . . . . . . . . . . . . .   39

    11.10   Time of the Essence . . . . . . . . . . . . . . . . . . . . .   39


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    11.11   Attorney's Fees . . . . . . . . . . . . . . . . . . . . . . .   39


    SCHEDULES
    ---------

    Schedule 1.1(a)                    Legal Descriptions
    Schedule 1.1(c)                    Contracts
    Schedule 1.1(d)                    Licenses and Permits
    Schedule 1.2(i)                    Operating Deposits
    Schedule 1.3(f)                    Reforestation Obligations
    Schedule 2.2                       Purchase Price Allocation
    Schedule 3.2(d)                    Items To Be Conveyed by Quit Claim Deed
    Schedule 3.4                       Title Commitments
    Schedule 3.4(a)(xiii)              Forest Practice Applications Under
                                           Timber Purchase Agreement
    Schedule 3.4(b)                    Price Reduction Formula
    Schedule 4.4                       Seller's Consents and Approvals
    Schedule 4.6                       Environmental Matters
    Schedule 4.6(b)(i)                 Persons with Actual Knowledge
    Schedule 4.7                       Defaults or Events of Default
    Schedule 4.8                       Claims and Legal Proceedings
    Schedule 4.10                      Defaults Under Licenses, Permits,
                                           Approvals and Qualification
    Schedule 5.5                       Buyer's Consents and Approvals
    Schedule 6.3                       Post-Signing Matters


    EXHIBITS
    --------

    Exhibit 2.5                        Form of Purchase Price Note
    Exhibit 3.2(d)                     Form of Bargain and Sale Deed
    Exhibit 3.2(e)                     Form of Bill of Sale
    Exhibit 3.2(f)                     Form of Assignment and Assumption
                                           Agreement
    Exhibit 3.2(g)                     Form of Option to Purchase Real Property
    Exhibit 6.1(b)                     Confidentiality Agreement
    Exhibit 6.4(b)                     Form of Timber Purchase Agreement

                            TIMBERLANDS PURCHASE AGREEMENT

    This Timberlands Purchase Agreement (this "Agreement") is made as of the 12th day of September, 1997, by and between Trillium Corporation, a Washington corporation ("Seller"), and Crown Pacific Limited Partnership, a Delaware limited partnership ("Buyer").


                                       RECITALS

    A. Seller owns and operates approximately 65,000 acres of timberlands in Whatcom, Skagit and Snohomish Counties in the State of Washington;

    B. Buyer wishes to purchase and assume from Seller, and Seller wishes to sell and assign to Buyer, certain assets and liabilities of Seller in accordance with the following terms and conditions.


                                      AGREEMENT

    NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein, the parties hereby agree as follows:

1.  PURCHASE AND SALE OF TIMBERLAND ASSETS AND ASSUMPTION OF LIABILITIES

    1.1  TIMBERLAND ASSETS

    On the terms and subject to the conditions set forth herein, Seller will sell and convey to Buyer, and Buyer will purchase and acquire from Seller, all of Seller's right, title and interest, as of the date on which the closing (the "Closing") of the purchase and sale contemplated hereby is effective in accordance with the terms of this Agreement (the "Closing Date"), in and to the following assets (collectively, the "Timberland Assets"), but specifically excluding the Excluded Assets (as defined below):

         (a) those certain parcels of real property and timber cutting rights situated in Whatcom, Skagit and Snohomish Counties in the State of Washington and described on Schedule 1.1(a), together with all timber of all species, standing, dead or down, pulpwood, felled and bucked logs, trees, shrubs, seedlings, saplings and reproduction thereon as of the Closing Date, excepting therefrom changes therein prior to Closing pursuant to Section 6.4 as a result of the conduct of Seller's business and operations from the date hereof through and including the Closing Date in accordance with such Section (collectively, the "Timberlands");

         (b) all buildings and improvements, roads, bridges, servitudes, easements, rights of way and other rights of access to the Timberlands owned or leased by Seller or which Seller has a right to use and on or appurtenant to the Timberlands;

         (c) subject to Section 1.5, all right, title and interest of Seller in and to the contracts, licenses, orders, leases and other agreements relating exclusively or primarily to the Timberland Assets listed on Schedule 1.1(c) (the "Contracts");

         (d) subject to Section 1.6, all franchises, licenses, permits, consents and similar authorizations or qualifications held by Seller and relating directly to the Timberland Assets issued by any federal, state or other governmental body, any subdivision, agency, commission, court, or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign ("Governmental Body") as listed on Schedule 1.1(d) (the "Licenses and Permits");

         (e) all water rights owned by Seller relating to and appurtenant to the Timberlands;

         (f) all mineral rights owned by Seller relating to and appurtenant to the Timberlands; and

         (g) all business records of Seller relating specifically to the management of the Timberlands, including without limitation all land and harvest management records, forest inventory records, harvest plans, watershed studies and other environmental studies, title records, aerial photographs, maps, charts and surveys of the Timberlands owned by Seller which, in the reasonable judgment and discretion of Seller, are segregated or segregable by Seller from the overall records of Seller.

    1.2  EXCLUDED ASSETS

    All assets of Seller on the Closing Date not specifically included in the Timberland Assets under Section 1.1 (the "Excluded Assets") shall remain the property of Seller and shall not be transferred to or purchased by Buyer pursuant to this Agreement. Without limiting the generality of the foregoing, the Excluded Assets shall include:

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         (a)  all accounts receivable of Seller relating to the Timberland
Assets that arise from transactions or other actions or events occurring prior to the Closing Date;

         (b) all insurance policies, premiums, refunds, proceeds, and certificates of insurance obtained by Seller from third parties (including without limitation contractors, suppliers and truckers);

         (c) all prepaid and deferred items or credits and deposits, rights of offset and credits and claims for refund generated or incurred by or in connection with the Timberland Assets prior to the Closing Date;

         (d) all claims for refunds of taxes, charges, fees, levies and other assessments, as well as any fines, interest and penalties thereon, imposed by any Governmental Body ("Tax" or "Taxes") arising from or pertaining to periods, activities, operations or events occurring prior to the Closing Date;

         (e) all of Seller's bank accounts, cash, cash equivalents, deposit accounts, securities and instruments;

         (f) all pension, retirement savings or other employee benefit plans and plan assets of Seller;

         (g) all trademarks, trade names, trade dress, logos, service marks, copyrights, patents, registrations of or applications for any of the foregoing, trade secrets, know-how, information, proprietary rights and other intellectual property and intangible assets of every kind and description;

         (h) all contracts, leases, licenses, agreements, claims and other binding rights and obligations of Seller not directly related to the Timberlands or otherwise not included in the Contracts;

         (i) all deposits and collateral that Seller has made or pledged in connection with logging road usage, or any other rights related to the Timberlands, as listed in Schedule 1.2(i) (the "Operating Deposits"); and

         (j) all other assets and operations of Seller not specifically included in the Timberland Assets.

    1.3  ASSUMED LIABILITIES

    Except as provided in Section 1.4, at the Closing, Buyer shall assume and agree to thereafter perform when due and discharge, without any recourse to Seller or any affiliate of Seller whatsoever, the following liabilities and obligations of Seller with respect to the Timberland Assets (the "Assumed Liabilities"):

         (a) all liabilities and obligations for Taxes on or relating to the Timberlands or other Timberland Assets which relate to periods on or after the Closing Date;

         (b) all liabilities, obligations, costs and expenses, of whatever kind or character, (i) arising out of or relating to the ownership or operation of the Timberland Assets on or after the Closing Date (subject to, and without limitation of, Seller's indemnification obligations under this Agreement), and/or (ii) for which Buyer will receive the benefit relating to such liability, obligation, cost or expense determined by applying the accrual basis of accounting in accordance with generally accepted accounting principles consistently applied ("GAAP");

         (c) all liabilities and obligations of Seller under the Contracts relating to any period on or after the Closing Date, including without limitation all obligations with respect to performance of any kind required under the Contracts on or after the Closing Date and all liabilities, obligations, costs and expenses arising or owing under the Contracts relating to any period on or after the Closing Date;

         (d) all trade accounts payable relating to the Timberland Assets, regardless of when invoiced or paid, to the extent that the goods or services to which such trade payables relate are delivered to or performed for the benefit of Buyer on or after the Closing Date;

         (e) all liabilities and obligations associated with the Operating Deposits, for which Buyer shall reimburse Seller and/or substitute collateral to Seller on or prior to the Closing Date;

         (f) all obligations imposed by statute, regulation, contract or otherwise with respect to reforestation of any portion of the Timberlands including, without limitation, the obligations described on Schedule 1.3(f) (the "Reforestation Obligations"); and

         (g) all affirmative obligations of Seller (or the land owner) that are set forth in any documents listed as Permitted Encumbrances and that relate to any period on or after the Closing Date.

    1.4  EXCLUDED LIABILITIES

    All liabilities and obligations of Seller other than those specifically set forth in Section 1.3 (the "Excluded Liabilities") shall remain the responsibility of Seller and shall not be assumed by Buyer pursuant to this Agreement. The Excluded Liabilities shall not include the specific liabilities set forth in Section 1.3 but shall otherwise include without limitation the following:

         (a)  all liabilities and obligations relating to the Excluded Assets;

         (b)  all liabilities and obligations, of whatever kind or character,
(i) relating to ownership or operation of the Timberland Assets prior to the Closing Date and/or (ii) for which Seller received the benefit relating to such liability or obligation determined by applying the accrual basis of accounting in accordance with GAAP;

         (c) all liabilities and obligations for Taxes relating to periods prior to the Closing Date;

         (d) all obligations of Seller for borrowed money, whether relating to or secured by the Timberlands or otherwise; and

         (e) all trade accounts payable relating to the Timberland Assets, regardless of when invoiced or paid, to the extent that the goods or services to which such trade payables relate are delivered or performed prior to the Closing Date.

    1.5  ASSIGNMENT OF CONTRACTS

         (a) Seller agrees to assign or cause to be assigned to Buyer, as of the Closing, all of the rights of Seller under the Contracts that are assignable without consent of any third party, and Buyer shall assume, as of the Closing, all obligations of Seller thereunder which arise at or after Closing.

         (b) Anything in this Agreement to the contrary notwithstanding, Seller shall not be obligated to sell, assign, transfer or convey or cause to be sold, assigned, transferred or conveyed to Buyer any of Seller's rights in or to any of the Contracts without first obtaining all necessary approvals, consents or waivers. Seller shall use all reasonable efforts, and Buyer shall reasonably cooperate with Seller, to obtain all necessary approvals, consents or waivers, or to resolve any impracticalities of transfer necessary to assign or convey to Buyer each such Contract. In the event Seller obtains consent to assignment of a Contract prior to the Closing, Buyer shall assume, as of Closing, all obligations of Seller thereunder which arise on or after the Closing Date, as though no consent was required.

         (c) To the extent that any of the approvals, consents or waivers referred to in Section 1.5(b) have not been obtained by Seller as of the Closing, or until any impracticalities of transfer are resolved, Seller shall, during the remaining term of such Contracts, use all reasonable efforts to (i) obtain the consent of any such third party with the filing fees and ordinary administrative charges payable to such third party to be paid by Buyer; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Contracts to Buyer, so long as Buyer fully cooperates with Seller in such arrangements and indemnifies Seller and all affiliates of Seller fully and completely for any actual out-of-pocket loss, damage, liability, obligation or expense (including reasonable attorneys' fees) (collectively, "Losses") incurred by them in connection with any such Contract arising from or relating to any period on or after the Closing Date; and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Seller arising from such Contracts against such issuer thereof or the other party or parties thereto (including the right to elect to terminate any such Contracts in accordance with the terms thereof upon the request of Buyer), so long as Buyer indemnifies Seller and all affiliates of Seller fully and completely for any Losses incurred by them in connection with any such enforcement.

         (d) To the extent that any Contract or any claim or right arising thereunder or resulting therefrom is not capable of being sold, assigned, transferred or conveyed without the approval, consent or waiver of the issuer thereof or the other party thereto, or any third person (including a Governmental Body), and Seller is unable to obtain such approval, consent or waiver, or if such sale, assignment, transfer or conveyance or attempted assignment, transfer or conveyance would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted assignment, transfer or conveyance thereof, nor shall Seller have any obligation to complete any such sale, assignment, transfer or conveyance.

    1.6  LICENSES AND PERMITS

    Seller will assign, transfer or convey, or cause to be assigned, transferred or conveyed to Buyer at the Closing the Licenses and Permits which can be assigned without having to obtain the consent of any third party with respect thereto. Seller will cooperate with Buyer in obtaining any third party consents necessary to the assignment or transfer of any other Licenses and Permits used or held by Seller in connection with the Timberland Assets which are so assignable or transferable; provided, however, that neither Seller nor Buyer shall be obligated to pay any consideration therefor except for filing fees and other ordinary administrative charges which shall be paid by Buyer to the third party from whom such approval, consent or waiver is requested. Buyer shall assume, as of the Closing, all obligations of Seller arising on or after the Closing Date under those Licenses and Permits which can be transferred without having to obtain the consent of any third party and those Licenses and Permits for which consent to transfer has been obtained prior to the Closing. Subsequent to the Closing, to the extent permitted by law, Seller shall have the right to cancel any Licenses and Permits or any bonds, guarantees or undertakings by Seller applicable to the Timberland Assets to the extent such are not so assigned or transferred to Buyer pursuant to Section 1.1(d) and this
Section 1.6.

2.  PURCHASE PRICE

    2.1  PURCHASE PRICE; DEPOSIT

    The purchase price to be paid by Buyer to Seller in consideration for the Timberland Assets (in addition to assumption of the Assumed Liabilities) shall be one hundred fifty-two million five hundred thousand dollars ($152,500,000), subject to adjustment as provided in Section 6.4 (the "Purchase Price"). Within two business days after the execution of this Agreement, Buyer shall deposit into the Closing Escrow (as defined at Section
3.1 below) four million five hundred thousand dollars ($4,500,000) as a nonrefundable (except as provided below) deposit toward the Purchase Price (the "Deposit"); interest on the Deposit shall accrue to the benefit of Buyer. At the Closing, Buyer shall deposit into the Closing Escrow (as defined at Section 3.1 below) an amount that, when added to the balance of the funds on deposit in the Closing Escrow, shall amount to $45,000,000, plus all additional payments due to Seller at Closing (the "Down Payment"). The Down Payment, less closing costs and prorations (if known) allowable to Seller, shall be payable in cash at the Closing by wire transfer in immediately available funds to an account or accounts designated by Seller and the balance of the Purchase Price shall be payable by delivery of an executed Purchase Price Note (as defined at Section 2.5 below); provided, however, that Seller may require by written notice delivered to Buyer no later than September 30, 1997, that the balance of the Purchase Price be paid in cash at closing by wire transfer if Seller determines, in its sole discretion, that it is not able to finance the Purchase Price Note with Seller's lead commercial lender on terms and conditions acceptable to Seller; provided, further, that the Target Closing Date (as defined at Section 3.1) shall be extended by the number of days equal to the number of days between the date of this Agreement and the date such written notice is delivered to Buyer. In the event the Closing does not occur due to termination hereof by Seller in accordance with Section 10.1(a) (as a result of a failure of any of the conditions set forth in Section 8.2 or 8.4) or 10.1(c), the Deposit shall be retained by Seller as a portion of the liquidated damages and the consideration for the rights being granted to Buyer hereunder. In the event the Closing does not occur for any reason other than due to termination hereof by Seller in accordance with Section 10.1(a) (as a result of a failure of any of the conditions set forth in Section 8.2 or 8.4) or 10.1(c), the Deposit shall be returned to Buyer.

    2.2  ALLOCATION OF PURCHASE PRICE; TAX MATTERS

         (a) The Purchase Price shall be allocated among the Timberland Assets in accordance with Schedule 2.2. Seller and Buyer agree to complete IRS form 8594 consistently with the foregoing allocation and to furnish each other with a copy of such form prepared in draft form within thirty (30) days prior to the filing due date for such form. Within thirty (30) days after the Closing, Buyer shall submit to Seller a proposed detailed allocation schedule which is in all respects consistent with Schedule 2.2. Thereafter, Buyer and Seller shall use their respective best efforts to promptly agree to a final detailed schedule. Neither Seller nor Buyer shall file any Tax return or take a position with any taxing authority that is inconsistent with the foregoing allocation.

         (b) For purposes of preparing Washington Real Estate Excise Tax Affidavits provided for in RCW 82.45.150, the parties agree to use the allocation set forth in Schedule 2.2. Washington Buyer agrees to execute at the Closing a Notice of Continuance, incorporated in the Real Estate Excise Tax Affidavits provided for in RCW 82.45.150, continuing the forest land classification or designation of that portion of the Timberlands so classified or designated as provided in RCW 84.33.140.

    2.3  PRORATIONS

    On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than thirty (30) days thereafter, the real and personal property Taxes, assessments or dues owing to the Washington Forest Protection Association on a per acre basis for fire protection, water, gas, electricity and other utility charges, local business or other license fees or Taxes, and other similar periodic charges arising in connection with the ownership and operation of the Timberland Assets shall be prorated between Buyer and Seller retroactively effective as of the Closing Date, such that Buyer shall be responsible for all periods from and after the Closing Date and Seller shall be responsible for all periods prior thereto. If the real property Tax rate for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate in effect for the preceding Tax year and shall be adjusted when the exact amounts for the current Tax year are determined. All such prorations shall be based on the most recent available assessed value of the Timberlands prior to the Closing Date.

    2.4  CLOSING COSTS; TRANSFER TAXES

    Buyer shall timely pay all Taxes imposed by reason of, and in connection with, the transfers of the Timberland Assets provided hereunder and under the other agreements, certificates, instruments and other documents contemplated hereby (the "Transaction Documents"), as well as any penalties or interest relating thereto, except that Seller shall pay the real estate excise tax relating to the sale of the Timberlands, as contemplated by Section 2.2 and Seller shall be solely responsible for any federal, state, or local income taxes resulting from the transfers of the Timberland Assets to Buyer. Seller shall provide a title insurance commitment on the Timberlands in accordance with
Section 3.4 and shall pay the premium for a standard coverage owners policy of title insurance, issued by the Title Company (as defined in Section 3.1) with a coverage amount equal to the Purchase Price, insuring fee simple title to the Timberlands in Buyer, subject only to the Permitted Encumbrances (as defined in Section 3.4(a)), the standard pre-printed exceptions to such policies, and any liens or encumbrances suffered or created by Buyer. Buyer shall pay all other premiums, costs, fees and expenses of any extended coverage title insurance, surveys or further evidence of title it desires to obtain, as well as all filing and recording fees. The parties shall each pay fifty percent (50%) of any escrow fee incurred in connection with the Closing.

    2.5  PURCHASE PRICE NOTE AND CONVERSION OPTION

    The "Purchase Price Note" to be delivered by Buyer to Seller at Closing as a component of the Purchase Price (unless Seller otherwise elects under Section 2.1) shall be a senior unsecured note payable to Seller or holder in due course in the principal amount of $107,500,000 (or such other amount necessary to satisfy the amount of the final Purchase Price in excess of the Down Payment), substantially in the form of Exhibit 2.5 hereto.

    Seller shall have the right at Seller's option, exercisable in writing prior to January 5, 1998, to request that the Purchase Price Note be converted into one or more notes in amounts totaling the amount of the Purchase Price Note (the "Converted Notes"). If Seller so elects by notifying Buyer in writing by January 5, 1998, then Buyer and Seller shall work together in good faith using commercial best efforts to agree on the final form of the Converted Notes and shall thereafter proceed to execute and substitute such notes for the Purchase Price Note on or before the maturity date of the Purchase Price Note, including any extensions thereof that Buyer and Seller may agree to. The term of the Converted Notes shall not exceed five years, unless Seller and Buyer otherwise consent to a longer term. The Converted Notes shall call for interest payable monthly at a rate, inclusive of any points or loan fees, which shall be comparable to Buyer's lowest cost of funds rate, inclusive of any points or loan fees, that would apply on the date the Converted Notes are issued on funds borrowed under that certain Amended and Restated Credit Agreement dated as of July 31, 1996, by and among Buyer, Bank of America N.T. & S.A., as agent, ABN AMRO Bank, N.V. and Societe Generale, as co-agents, and the other financial institutions party thereto, as amended, or, if it is no longer in effect, with Buyer's lead commercial bank lender. The Converted Notes shall contain other provisions, including but not limited to affirmative and negative covenants, comparable to those provisions contained in the Purchase Price Note (subject to amendment by Buyer and Seller upon negotiations in good faith). It is understood and agreed that the Converted Notes shall not be issued, and the Purchase Price Note shall be satisfied according to its terms, if Seller in its sole and absolute discretion determines that Seller will not be able to pledge the Converted Notes to Seller's lenders under borrowing terms acceptable to Seller; Seller shall provide written notice of such determination to Buyer on or before February 1, 1998. Both the Purchase Price Note and the Converted Notes shall be assignable by Seller or by any subsequent holder thereof, whether by pledge or by transfer of ownership.


3.  CLOSING

    3.1  CLOSING DATE

    Subject to the terms and conditions of this Agreement, the Closing shall be effected in escrow by Chicago Title Insurance Company (the "Title Company"), acting as escrow agent, at its Bellingham, Washington office, in accordance with written escrow instructions to be prepared jointly by the parties hereto (such escrow, the "Closing Escrow"), as soon as practicable after the satisfaction or waiver of the conditions to the Closing set forth in Sections 7 and 8, or at such other location or time as the parties may agree, and shall be effective as of 12:01 a.m. on the Closing Date.

    Buyer and Seller shall use their commercially reasonable best efforts to effect the Closing on or before October 15, 1997 (the "Target Closing Date"); provided, that in the event that the Closing occurs after November 14, 1997, Buyer shall pay at Closing an amount equal to the Purchase Price plus interest thereon calculated at 8% per annum from November 15, 1997 (or, if the delay in Closing occurs as a result of a failure of Seller to fulfill Closing conditions or terminate the Citifor Ground Lease (as defined at Section 6.4(c)), violations of this Agreement by Seller or for Hart-Scott-Rodino or other regulatory purposes, such later date as such failure or violation is cured or such regulatory delay is resolved) through the Closing Date.

    3.2  DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING

    At the Closing, Seller shall deliver or cause to be delivered to Buyer:

         (a) resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Seller;

         (b) a Secretary's Certificate attesting to the incumbency of Seller's officers executing this Agreement and the other certificates and agreements delivered by Seller at the Closing;

         (c)  an Officer's Certificate relating to the matters set forth in
Section 7.2;

         (d)  bargain and sale deeds substantially in the form of
Exhibit 3.2(d) transferring and conveying all of the Timberlands to Buyer (including, without limitation, the cutting rights to the Glacier Timberlands (as defined at Section 6.4(c))), except for those parcels, rights or claims listed in Schedule 3.2(d) which shall be transferred and conveyed by quit claim deed;

         (e) a Bill of Sale substantially in the form of Exhibit 3.2(e) transferring and conveying those of the Timberland Assets not included in the Timberlands or the Contracts;

         (f) a counterpart to an Assignment and Assumption Agreement, substantially in the form of Exhibit 3.2(f) (the "Assignment and Assumption Agreement");

         (g) a counterpart to an Option Agreement with respect to an option by Buyer to purchase approximately 15,000 acres of timberlands known as the Sultan Hill timberlands, substantially in the form of Exhibit 3.2(g) (the "Option Agreement"); and

         (h) such other and further certificates, assurances, consents and documents as may reasonably be required by Buyer in connection with the consummation of the transactions contemplated hereby.

    3.3  DOCUMENTS TO BE DELIVERED BY BUYER AT CLOSING

    At the Closing, Buyer shall deliver or cause to be delivered to Seller:

         (a) resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby, certified by the Secretary or an Assistant Secretary of Buyer;

         (b) a Secretary's Certificate attesting to the incumbency of Buyer's officers executing this Agreement and the other certificates and agreements delivered by Buyer at the Closing;

         (c)  an Officer's Certificate relating to the matters set forth in
Section 8.2;

         (d)  a counterpart to the Assignment and Assumption Agreement;

         (e) the Purchase Price and Buyer's share of the closing costs referred to in Section 2.4;

         (f)  a counterpart to the Option Agreement; and

         (g) such other and further certificates, assurances, consents and documents as may reasonably be required by Seller in connection with the consummation of the transactions contemplated hereby.

    3.4  TITLE

         (a) Seller has delivered to Buyer commitments for standard owner's fee title insurance policies with respect to the Timberlands (the "Title Commitments") from the Title Company, copies of which are attached hereto as
Schedule 3.4. Seller shall convey and Buyer shall accept title to the Timberlands subject to (x) all title exceptions shown by the Title Commitments and (y) any items listed below (such exceptions and other items referred to in clauses (x) and (y) being defined as the "Permitted Encumbrances"):

              (i) liens and assessments, both general and special, and other governmental charges which are not yet due and payable as of the Closing;

              (ii) all land use restrictions (including environmental, endangered species and wetlands), building and zoning codes and ordinances, and other laws, ordinances, regulations, rules, orders, licenses or determinations of any Governmental Body, now or hereafter enacted, made or issued by any such Governmental Body affecting the Timberlands;

              (iii) all easements (including conservation easements), rights-of-way, road use agreements, covenants, conditions, restrictions, reservations, licenses, agreements and other matters of record;

              (iv) all encroachments, overlaps, overhangs, unrecorded easements, variations in area or measurement, rights of parties in possession, lack of access or any other matters not of record which would be disclosed by an accurate survey or physical inspection of the Timberlands;

              (v) all electric power, telephone, gas, sanitary sewer, storm sewer, water and other utility lines, pipelines, service lines and facilities of any nature on, over or under the Timberlands, and all licenses, easements, rights-of-way and other agreements relating thereto;

              (vi) all existing public and private roads and streets (whether dedicated or undedicated), and all railroad lines and rights-of-way affecting the Timberlands;

              (vii) prior reservations or conveyances of mineral rights or mineral leases of every kind and character;

              (viii) inchoate mechanics' and materialmen's liens for construction in progress and workmen's, repairmen's, warehousemen's, and carrier's liens and other similar statutory liens arising in the ordinary course of business;

              (ix) all hunting, fishing, apiary, recreational or similar leases or licenses or permits affecting the Timberlands which do not contain an option to purchase and which (A) have a term of not longer than twelve (12) months or (B) are terminable without premium or penalty by the owner of the Timberlands upon not greater than ninety (90) days' notice;

              (x) other imperfections of title, easements and encumbrances, if any, which do not materially adversely affect the insurability of title to the Timberlands or materially detract from the value of or materially interfere with the use of the Timberlands as commercial timberlands;

              (xi) all obligations under the Option Agreement dated August 1, 1997 between Seller and The Trust for Public Land regarding the option held by The Trust for Public Land to purchase certain old growth timberlands situated on timberlands known as the Canyon Lake Creek timberlands, whether or not such obligations are currently of record;

              (xii) all obligations under the Kenney Creek Bald Eagle Roost Conservation Easement, dated February 28, 1996, between Seller and Whatcom County Land Trust affecting portions of Sections 22, 23 and 27 of township 39 North Range 5 East, Whatcom County, whether or not such obligations are currently of record;

              (xiii) the cutting rights subject to the Timber Purchase Agreement (as described in Section 6.4(d) and attached hereto as Exhibit 6.4(d)), as permitted under the Forest Practice Applications listed on
Schedule 3.4(a)(xiii) attached hereto; and

              (xiv) the preprinted exceptions listed in Schedule B of the Title Commitments provided by Seller hereunder.

         (b) In the event of any modification of the Title Commitments by the Title Company, after the date hereof and prior to the Closing, with respect to any additional defects, exceptions or encumbrances that are not Permitted Encumbrances, Buyer shall advise Seller in writing within ten (10) days after notice to Buyer of such modification to the Title Commitment of any such defects, exceptions or encumbrances subject to which Buyer is unwilling to accept title (collectively, the "Unacceptable Encumbrances"). Failure of Buyer to provide such written notice within such ten (10) day period shall be deemed an election by Buyer to waive any Unacceptable Encumbrances and to accept such title as Seller is able to convey as reflected in the Title Commitments as modified. Within ten (10) business days after Seller's receipt of Buyer's notice of Unacceptable Encumbrances, if any, Seller shall advise Buyer in writing whether it intends to correct such Unacceptable Encumbrances. In the event Seller elects to correct all or some of the Unacceptable Encumbrances, Seller, in its sole discretion, may extend the Closing Date one or more times for up to ninety (90) days in the aggregate in order to eliminate such Unacceptable Encumbrances. If Seller is unable or unwilling to eliminate such Unacceptable Encumbrances in a manner reasonably acceptable to Buyer and to convey title to the subject portion of the Timberlands (the "Encumbered Property") in accordance with the terms of this Agreement on or before the Closing Date (as such date may be extended), Buyer shall elect on the Closing Date, as its sole remedy for such failure of Seller to eliminate any Unacceptable Encumbrances, either (i) to accept title to the Timberlands subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price or (ii) to delete the Encumbered Property from the Timberlands, deducting from the Purchase Price a sum calculated in accordance with the procedures and formula set forth in
Schedule 3.4(b). Notwithstanding anything to the contrary contained in this
Section 3.4 or elsewhere in this Agreement, Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any of the Unacceptable Encumbrances identified by Buyer.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Buyer as follows in this
Section 4:

    4.1  ORGANIZATION AND GOOD STANDING

    Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Seller has all requisite corporate power and authority to own or lease and operate its assets, including the Timberland Assets, and to carry on its business as it is now conducted.

    4.2  AUTHORIZATION AND ENFORCEABILITY

    Seller has full corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws affecting creditors' rights or by equitable principles, and the Transaction Documents to which Seller is a party, when executed and delivered by Seller, will constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws affecting creditors' rights or by equitable principles.

    4.3  NO CONFLICT

    The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of, any provision of Seller's Articles of Incorporation or Bylaws;
(b) violate or conflict with, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract or any judgment, order, decree, stipulation or ruling of any Governmental Body (a

"Judgment") to which Seller is a party or by which it is bound or which relates to the Timberland Assets; (c) result in the creation of any encumbrance on any of the Timberland Assets; (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any Licenses and Permits relating to the Timberland Assets; except as to clauses (b) through (e) of this Section 4.3 above as would not, individually or in the aggregate, have a material adverse effect on the value of the Timberland Assets, taken as a whole, on the use or operation of the Timberlands as commercial timberlands, or on Seller's ability to consummate the transactions contemplated hereby (a "Material Adverse Effect").

    4.4  CONSENTS AND APPROVALS

    Except as set forth in Schedule 4.4, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and for the consummation by Seller of the transactions contemplated hereby and thereby and
(b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby.

    4.5  TAXES

    All Tax obligations of Seller with respect to the Timberland Assets have been timely paid or are being contested in good faith.

    4.6  ENVIRONMENTAL MATTERS

         (a)  Except as set forth on Schedule 4.6:

              (i) To the Actual Knowledge of Seller (as defined below), no Claim of Environmental Liability (as defined below) relating to the conditions at or on the Timberlands is pending or threatened by any Governmental Body or other third party and there exists no factual basis that an objective third party would reasonably conclude was likely to result in such Claim of Environmental Liability;

              (ii) Seller has not received any written notice which remains pending under any applicable Environmental Law (as defined below) concerning the Timberlands and which notice relates to any substance that, as of the date hereof, is a Hazardous Material (as defined below); and

              (iii) There is no proceeding against Seller, or, to the Actual Knowledge of Seller, any pending investigation or inquiry with respect to Seller, by any Governmental Body with respect to the presence on the Timberlands of any material which is a Hazardous Material, or the migration thereof from or to other property and, to the Actual Knowledge of Seller, no such proceeding, investigation, or inquiry is threatened and there exists no factual basis that an objective third party would reasonably conclude was likely to lead to such proceeding, investigation or inquiry.

         (b) As used in this Section 4.6, the following terms shall have the following meanings:

              (i) "Actual Knowledge of Seller" shall mean the actual knowledge as of the Closing Date of any of the persons listed on
Schedule 4.6(b)(i).

              (ii) "Claim of Environmental Liability" shall mean any and all claims, liabilities, obligations, losses or damages suffered or incurred as a result of (A) any suit, action, legal or administrative proceeding, or demand asserted or threatened by any third party, including any Governmental Body, arising under any Environmental Law, (B) requirements imposed by any Environmental Laws, including all costs of remediation or costs otherwise incurred in complying with applicable Environmental Laws, and (C) any and all Judgments, courts costs, legal fees and other costs of discovery and defense associated with (A) or (B) of this Section 4.6(b)(ii).

              (iii) "Hazardous Material" shall mean any hazardous material, hazardous wastes, or hazardous or toxic substances as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act, as amended.

              (iv) "Environmental Law" shall mean any federal, state, local or other law, statute, rule, ordinance or regulation or any common law (now or hereafter in effect) pertaining to the natural environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act; the Resource Conservation and Recovery Act, as amended; the federal Clean Air Act; the Federal Water Pollution Control Act; the federal Clean Water Act, as amended; the Federal Insecticide, Fungicide, and Rodenticide Act; the Federal Environmental Pesticide Control Act; the Toxic Substances Control Act; the federal Safe Drinking Water Act; the Emergency Planning and Community Right-To-Know Act; and the Endangered Species Act.

    4.7  CONTRACTS

    All Contracts included in the Timberland Assets are valid and in full force and effect, Seller has performed all material obligations imposed on it thereunder, and there are not, under any of such Contracts, any misrepresentations, defaults or events of default on the part of Seller or, to Seller's knowledge, any other party thereto, that would have a Material Adverse Effect. Except as set forth in Schedule 4.7, Seller has not received notice, nor is Seller otherwise aware, that any party to any such Contract intends to cancel, terminate or refuse to renew such Contract or to exercise or decline to exercise any option or right thereunder.

    4.8  CLAIMS AND LEGAL PROCEEDINGS

    Except as set forth in Schedule 4.8, and except with respect to the matters involving Environmental Laws which are addressed in Section 4.6 and as to which no representations are made in this Section 4.8, there are no claims, lawsuits or other judicial or administrative proceedings pending or, to Seller's knowledge, threatened against Seller with respect to the ownership and operation of the Timberland Assets before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person, except as would not have a Material Adverse Effect, nor are there any outstanding or unsatisfied Judgments to which Seller (with respect to the Timberland Assets) is a party that involve the Timberland Assets or the transactions contemplated hereby.

    4.9  COMPLIANCE WITH LAWS

    Seller is and has been in substantial compliance with all laws, statutes, rules, ordinances and regulations promulgated by any Governmental Body and all Judgments applicable to the ownership or operation of the Timberland Assets, except where such noncompliance would not have a Material Adverse Effect.
Seller has not received any notice of any alleged violation of law (whether past or present and whether remedied or not) by Seller with respect to the Timberland Assets that would have a Material Adverse Effect, nor is Seller aware of any basis for any claim of any such violation.

    4.10 PERMITS AND QUALIFICATIONS

    Except as would not have a Material Adverse Effect, all licenses, permits, approvals and similar qualifications of Governmental Bodies that are required under applicable laws for the ownership and operation of the Timberland Assets have been obtained by Seller, are in full force and effect and are listed in
Schedule 1.1(d), with their expiration dates, if any.  Except as set forth on
Schedule 4.10, Seller is and has
been in compliance with all such licenses, permits, approvals and qualifications, except as would not have a Material Adverse Effect, and Seller has not received any notice of any alleged violation (whether past or present and whether remedied or not) of, nor any threat of the suspension, revocation, modification, invalidity or limitation of, any such license, permit, approval or qualification that would have a Material Adverse Effect, except as set forth in
Schedule 4.10.

    4.11 TITLE TO TIMBERLANDS

    Seller has good, valid, and marketable fee simple title to the Timberlands (other than the parcels thereof described on Schedule 3.2(d)), free and clear of all liens, encumbrances, charges, and other exceptions to title suffered or created by Seller other than the Permitted Encumbrances.

    4.12 BROKERAGE

    Except for Dillon, Read & Co. Inc. and BA Partners (the "Agents"), Seller has not retained any broker or finder in connection with the transactions contemplated by this Agreement and the Transaction Documents. All fees due to the Agents in connection with the transactions contemplated by this Agreement and the Transaction Documents shall be paid by Seller.

    4.13 DISCLAIMER OF WARRANTIES AND REPRESENTATIONS FROM SELLER; "AS IS, WHERE IS"

         (a) Except as otherwise expressly set forth in this Agreement, this Agreement is executed, and any personal property included in the Timberland Assets shall be purchased and sold, without any warranty of title, either express or implied, and without any express or implied warranty or representation as to the merchantability or fitness for a particular purpose of any personal property included in the Timberland Assets.

         (b) Except as otherwise expressly set forth in this Agreement and the Transaction Documents, this Agreement is executed, and the Timberlands shall be purchased and sold, without any warranty of title, either express or implied, except warranties (if any) contained in the deed(s) conveying the Timberlands included in the Timberland Assets, and without any express or implied warranty or representation as to the volume, age class, species or merchantability of any of the Timberlands included in the Timberland Assets, or as to the acreage, tax status, legal access, operations, encroachments, physical condition, zoning or any other aspect of the Timberland Assets.

         (c) Except as otherwise expressly set forth in this Agreement and the Transaction Documents, Buyer shall purchase the Timberlands and all other Timberland Assets "as is, where is" and with all faults. Buyer certifies by execution hereof that it has had an opportunity to inspect the Timberlands (including the surface and subsurface thereto) prior to executing this Agreement; that Buyer either has inspected or waived its right to inspect the Timberlands and other Timberland Assets for all purposes and including but not limited to conditions specifically related to the presence, release or disposal of Hazardous Materials (or will do so prior to Closing pursuant to Section 6.6); that it has not relied upon any information delivered by Seller or its agents concerning the Timberlands and other Timberland Assets; and that it is relying upon its own examination of the Timberlands and all other Timberland Assets in entering into and in consummating this Agreement. Buyer further acknowledges and agrees that, except as otherwise expressly set forth in this Agreement and the Transaction Documents, neither Seller nor its agents have made any representations, warranties or covenants whatsoever with respect to the quantity or quality of the timber, the acreage, Tax status, legal access, operations, encroachment, physical condition or any other aspect of the Timberland Assets, except as expressly set forth in this Agreement, nor have they made any representations, warranties, or covenants whatsoever concerning the presence, release or disposal of Hazardous Materials thereon, except as so set forth.

         (d) Except as otherwise expressly set forth in this Agreement, Seller makes no warranty or representation, express, implied, statutory or otherwise, as to the accuracy or completeness of any data, reports, records, projections, information or materials now, heretofore or hereafter furnished or made available to Buyer in connection with this Agreement including without limitation any description of the Timberland Assets, pricing assumptions, harvest assumptions, volume estimates, description of environmental or topographical conditions, presence or absence of endangered species, or any other materials furnished or made available to Buyer by Seller or its agents or representatives; any and all such data, records, reports, projections, information and other materials furnished by Seller or otherwise made available to Buyer are provided to Buyer as a convenience, and shall not create or give rise to any liability of or against Seller; and any reliance on or use of the same shall be at Buyer's sole risk. Without limiting the generality of the foregoing, it is understood that all information, estimates, projections and other material contained or referred to in any of the offering materials provided to Buyer, including without limitation the Confidential Information Memorandum provided to Buyer by one or more of the Agents, are not and shall not be deemed to be representations or warranties of Seller. Seller makes no representation as to the accuracy or completeness of the information contained therein, Buyer assumes full responsibility for making its own evaluation of the adequacy and accuracy of such information, and no representations or warranties are being made by Seller except as specifically set forth in this Agreement.

5.  REPRESENTATIONS AND WARRANTIES OF BUYER

    Buyer hereby represents and warrants to Seller as follows in this
Section 5:

    5.1  ORGANIZATION AND GOOD STANDING

    Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to own or lease and operate its assets and to carry on its business as it is now conducted.

    5.2  AUTHORIZATION AND ENFORCEABILITY

    Buyer has full power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws affecting creditors' rights or by equitable principles, and the Transaction Documents to which Buyer is a party, when executed and delivered by Buyer, will constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and similar laws affecting creditors' rights or by equitable principles.

    5.3  FINANCIAL CAPABILITY

    Buyer (a) has immediately available funds sufficient to consummate the transactions contemplated by this Agreement and the Transaction Documents in accordance with their respective terms or (b) has obtained from an established lender or lenders firm financing commitments which, when combined with Buyer's available resources, are sufficient to enable Buyer to timely consummate the transactions contemplated by this Agreement and the Transaction Documents.

    5.4  NO CONFLICT

    The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and the consummation of the transactions contemplated hereby and thereby will not (a) violate, conflict with, or result in any breach of, any provision of Buyer's current agreement of limited partnership or other constituent documents; (b) violate or conflict with, result in a breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, any contract, agreement, license, order, lease or instrument, or any Judgment, to which Buyer is a party or by which it is bound; (c) result in the creation of any encumbrance on any of Buyer's assets; (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body; or (e) violate or result in the suspension, revocation, modification, invalidity or limitation of any license, permit, approval or qualification necessary for the conduct of Buyer's business; except as to clauses (b) through (e) of this Section 5.4 as would not have a material adverse effect on Buyer's business, operations or financial condition or on Buyer's ability to consummate the transactions contemplated hereby (a "Buyer Adverse Effect").

    5.5  CONSENTS AND APPROVALS

    Except as set forth in Schedule 5.5, (a) no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required for the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and for the consummation by Buyer of the transactions contemplated hereby and thereby and
(b) no consent, approval or authorization of any third party is required for the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby.

    5.6  CLAIMS AND LEGAL PROCEEDINGS

    There are no claims, lawsuits or other judicial or administrative proceedings pending or, to Buyer's knowledge, threatened against Buyer, before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other person, nor are there any outstanding or unsatisfied Judgments or stipulations to which Buyer is a party that involve the transactions contemplated herein or that would have a Buyer Adverse Effect.

    5.7  BROKERAGE

    Buyer has not retained any broker or finder in connection with the transactions contemplated by this Agreement and the Transaction Documents. Any brokerage or finder's fee due to any broker or finder in violation of the foregoing representation shall be paid by Buyer.

6.  CERTAIN COVENANTS OF SELLER AND BUYER

    6.1  ACCESS

         (a) Prior to the Closing Date, Seller shall (i) give Buyer and its accounting, legal, business, environmental and other authorized representatives and advisors reasonable access, during normal business hours, to the Timberland Assets for inspection (including environmental inspection), (ii) permit Buyer and its authorized representatives and advisors to review all books, records and Contracts relating to the Timberland Assets as may be reasonably requested by Buyer and its authorized representatives and advisors, (iii) make available Seller's employees and advisors who are responsible for the management of the Timberland Assets, and cause Seller's employees and advisors to furnish Buyer and its authorized representatives and advisors with such data and other information with respect to the Timberland Assets as may be reasonably requested by Buyer and its authorized representatives and advisors.

         (b) Any information provided to or obtained by Buyer or its representatives pursuant to or in connection with this Agreement shall be held by Buyer and its representatives in accordance with, and shall be subject to the terms of, the Confidentiality Agreement dated July 17, 1997, by and between Seller and Buyer, a copy of which is attached as Exhibit 6.1(b).

    6.2  REASONABLE EFFORTS

    Subject to the terms and conditions herein provided, Seller and Buyer agree to use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using reasonable efforts:

         (a) to obtain all necessary waivers, consents, releases and approvals from other parties for the transfer of the Contracts and the Licenses and Permits;

         (b) to obtain all consents, approvals and authorizations that are required to be obtained under any federal, state, local or foreign law or regulation;

         (c) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;

         (d) to effect all necessary registrations, filings and submissions of information requested by governmental authorities; and

         (e)  to fulfill all conditions to this Agreement.

    6.3  FURTHER ASSURANCES

    From time to time, on or after the Closing Date, Seller and Buyer shall execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably necessary to carry out the purpose and intent of this Agreement including, without limitation, resolution of the items described on Schedule 6.3 attached hereto; provided, however, that Buyer and Seller agree that, notwithstanding the foregoing, failure to resolve any of the issues described on Schedule 6.3 attached hereto does not constitute grounds for termination of this Agreement or the basis of a claim for indemnification under
Section 9 hereof or breach of this Agreement.

    6.4  CONDUCT OF SELLER'S TIMBERLANDS OPERATIONS PENDING CLOSING

         (a) For so long as this Agreement shall remain in effect, Seller shall not harvest, nor sell stumpage for harvest, any timber standing, lying or situated upon the Timberlands.

         (b) Between the date hereof and the Closing Date (but not thereafter), Seller (directly or through an affiliate) shall make commercially reasonable efforts to negotiate an agreement to purchase substantially all of the outstanding capital stock or assets of Glacier Land Company, which owns a fee interest in approximately 5,000 acres of timberlands located in the Glacier tree farm of Seller (the "Glacier Timberlands"). If Seller is successful in negotiating an agreement to purchase substantially all of the outstanding capital stock or assets of Glacier Land Company prior to the Closing Date, Buyer, at its sole discretion, may elect to have Seller assign, and Buyer will assume, all rights and obligations under such agreement to purchase substantially all of the outstanding capital stock or assets, as the case may be, of Glacier Land Company.

         (c) Between the date hereof and the Closing Date, Seller, at its sole expense, shall take such steps as may be necessary to terminate the ground lease held by Citifor relating to approximately 3,000 acres of unharvested timberlands (the "Citifor Ground Lease"). If the Citifor Ground Lease is not terminated on or prior to the Target Closing Date, the Target Closing Date shall be extended by 30 days, or until such earlier time as the Citifor Ground Lease is terminated.

         (d) Concurrent with the execution of this Agreement, Buyer and Seller shall enter into the Timber Purchase Agreement, substantially in the form attached hereto as Exhibit 6.4(d), pursuant to which Seller shall sell to Buyer the standing and downed timber as permitted under the Forest Practice Applications listed on Schedule 3.4(a)(xiii) attached hereto.

         (e) At Closing, Seller shall reimburse Buyer $150 per acre for any acre of the Timberland Assets that is specifically identified at Schedule 1.3(f) as requiring manual replanting.

    6.5  PUBLIC ANNOUNCEMENTS

    Neither Seller nor Buyer shall make, nor permit any agent or affiliate to make, any public statements, including, without limitation, any press releases, with respect to the existence and terms of this Agreement and the transactions contemplated hereby without the prior written consent of the other party hereto except as may be required by law (and then only with prior written notice to the other party, together with a draft of the proposed disclosure).

    6.6  ENVIRONMENTAL AUDIT

         (a) Within fifteen (15) days of the date of this Agreement, Buyer may conduct, or cause to be conducted, at its sole cost and expense, such environmental audits or surveys of the Timberlands, if any, as it may deem reasonably necessary. The scope, methodology, timing and conduct of such activities shall be subject to the prior written approval of Seller, which approval shall not be unreasonably withheld and will be deemed given if not refused within five (5) days of receipt by Seller of a request from Buyer. To the extent practicable, such environmental audits or surveys shall be conducted in a manner which will not disrupt the operation of the Timberland Assets, and Buyer and Seller shall cooperate in scheduling the environmental audit work performed at the Timberlands pursuant to this Section 6.6. Buyer will begin any such environmental audits or surveys as soon as practicable and will cause all such work to be completed within fifteen (15) days of the date hereof. If such environmental audits or surveys identify any matter or matters which, in Buyer's reasonable judgment, would, individually or in the aggregate, have a material adverse effect on the value, use, or operation of the Timberlands as commercial timberlands after the Closing Date or could, individually or in the aggregate, result in a material Claim of Environmental Liability (a "Material Environmental Matter") and which Buyer intends to assert as the basis for a claim of nonfulfillment of the condition to Buyer's obligation to close pursuant to Section 7.4, Buyer shall provide Seller written notice of such matter indicating such intention no later than October 2, 1997. Absent receipt of such notice by Seller within such twenty (20) day period, Buyer may not assert any matter identified in the environmental audits or surveys performed pursuant to this Section 6.6 as the basis for nonfulfillment of the condition to Buyer's obligation to close under Section 7.4 or otherwise, or as grounds for termination under Section 10. Within ten (10) days following Seller's receipt of any notice from Buyer of a Material Environmental Matter, Seller shall advise Buyer in writing whether, to what extent, and by what means it intends to correct such matter. In the event Seller elects to remediate or otherwise correct a Material Environmental Matter, Buyer and Seller shall agree in writing as to the specific actions to be taken, including any necessary postponement of the Closing Date.

         (b) In addition, Buyer shall deliver to Seller copies of all environmental reports, surveys or audits (both drafts and final versions) which Buyer obtains with respect to the Timberlands pursuant to this Section 6.6. Buyer and Seller shall keep all environmental audit or survey reports and other environmental information generated by or exchanged among the parties pursuant to this Agreement confidential and not disclose or use for any purpose not expressly contemplated by this Agreement, or permit any other party to use for any purpose, any such reports or information concerning the Timberlands. Buyer shall remedy, at Buyer's sole expense, any damage to the Timberlands which is caused by any environmental audit or survey performed on Buyer's behalf pursuant to this Section 6.6.

         (c) As a condition of such right of entry, Buyer agrees to obtain full and irrevocable lien releases from all contractors for work done or to be done on the Timberlands by Buyer or its agents and deliver same to Seller promptly after completion of any work, and, from time to time, at Seller's request, to obtain further releases and deliver same to Seller; and Buyer agrees to defend, indemnify and save Seller harmless from all liability, cost, damage and expense (including, but not limited to, attorneys' fees) in connection with all claims, suits and actions of every name, kind and description made or brought against Seller, its agents or employees by any person or entity as a result of or on account of actual or alleged injuries or damages to persons, entities or property received or sustained, in any way arising out of, in connection with, or as a result of the acts or omissions of Buyer, its agents or employees, in exercising its rights under the right of entry granted herein. Without limiting the generality of the foregoing, Buyer assumes all liability for actions brought by its employees. Notwithstanding anything to the contrary in this Agreement, the obligations set forth in this Section 6.6 will survive any termination whatsoever of this Agreement.

    6.7  RIGHT TO UPDATE

    From time to time prior to the Closing, Seller shall have the right (but not any obligation) to update or amend in any respect its disclosure of any matter set forth or permitted to be set forth in any Exhibit or Schedule hereto. If Buyer believes in good faith that the information in any such update or amendment discloses any fact or circumstance that could have a Material Adverse Effect or could constitute a Material Environmental Matter, then Buyer shall so notify Seller in writing within five (5) business days after the date on which Seller notifies Buyer of the proposed update or amendment. If Buyer fails to so notify Seller within such five (5) business day period, the update or amendment shall be deemed to have been accepted by Buyer. If Buyer does so notify Seller, within five (5) business days of Seller's receipt of such notice, the parties shall meet to attempt in good faith to negotiate an equitable resolution, by adjustment of the Purchase Price or otherwise. If the parties are unable to reach such a resolution within ten (10) business days of such meeting, Buyer may terminate this Agreement by written notice to Seller. Effective as of the Closing, except as the parties may otherwise expressly agree in connection with any objection raised by Buyer pursuant to this Section 6.7, Buyer shall be deemed to have waived its right to make any claim for indemnification under this Agreement on the basis of any facts disclosed to Buyer prior to the Closing in any update or amendment to the Exhibits or Schedules as discussed above.

    6.8  REMOVAL OF TRADEMARKS

    As promptly as practical after the Closing, and in no event later than thirty (30) days after the Closing Date, Buyer shall delete, remove or otherwise obliterate from the Timberland Assets all trade names, trademarks and service marks of Seller and derivatives thereof and related logos.

    6.9  GOVERNMENTAL APPROVALS

    Each party shall use its reasonable best efforts to obtain all required governmental approvals necessary to consummate the transactions contemplated hereby in accordance with applicable law, including without limitation making or causing to be made, at its own expense, as promptly as practicable after the date of this Agreement, any and all any filings and submissions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); provided, however, that the parties shall each pay fifty percent (50%) of all filing fees required under the HSR Act. Each party shall furnish to the other party such necessary information and assistance as the other party may request in connection with obtaining such approvals and preparing such filings and submissions.

7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

    The obligation of Buyer to purchase the Timberland Assets at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one or more of which may be waived by Buyer in writing delivered to Seller:

    7.1  NO INJUNCTION OR LITIGATION; HSR ACT WAITING PERIOD

    As of the Closing Date, there shall not be any claim, lawsuit or other judicial or administrative proceeding or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions, that could, in Buyer's reasonable judgment, have a Material Adverse Effect, or that relates to a Material Environmental Matter. The waiting period specified in the HSR Act, including any extensions thereof, shall have expired or been terminated.

    7.2  REPRESENTATIONS, WARRANTIES AND COVENANTS

         (a) The representations and warranties of Seller made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date;

         (b) Seller shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

         (c) Seller shall have delivered to Buyer a certificate dated the Closing Date to the foregoing effects, signed by a duly authorized officer of Seller.

    7.3  FILING AND CONSENTS

    All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Seller shall have been filed, made or obtained, and copies thereof shall have been delivered to Buyer.

    7.4  ENVIRONMENTAL MATTERS

    The results of any environmental audits or surveys of the Timberlands described in Section 6.6 shall not have identified a Material Environmental Matter or Matters as to which: (a) Buyer shall have given timely notice in accordance with Section 6.6 of its intention to assert same as a breach of a condition to Buyer's obligation to close under this Section 7.4; and (b) Seller was unable or unwilling to remediate or otherwise correct at its sole expense and to Buyer's reasonable satisfaction.

    7.5  TAXES

    All Taxes and other assessments applicable to the Timberland Assets that are due and owing as of the Closing Date shall have been paid, except for Taxes and assessments to be apportioned between the parties as of the Closing pursuant to Section 2.3 or paid by Buyer pursuant to Section 2.4.

    7.6  DELIVERY OF CLOSING DOCUMENTS

    Seller shall have delivered to Buyer the documents listed in Section 3.2.

    7.7  TITLE COMMITMENTS

    The Title Company shall have provided Buyer with written assurance (such as a signed counterpart to escrow instructions) confirming the Title Company's irrevocable commitment to issue in Buyer's name owner's title insurance policies insuring the Timberlands substantially in accordance with the Title Commitments, subject to any modifications between the date hereof and the Closing Date that either are not Unacceptable Encumbrances or have been cured or insured over by Seller to Buyer's reasonable satisfaction.

    7.8  NO MATERIAL ADVERSE CHANGE

    There shall have been no material adverse change in the condition of the Timberlands between the date of this Agreement and the Closing Date, except as may be contemplated by the operations of the Timberland Assets by Seller in accordance with Section 6.4.

    7.9  CONTINUANCE OF SPECIAL USE CLASSIFICATIONS

    As of the Closing Date, the county assessor in each applicable county will have approved of a continuation of the forest use or timberland classification for all real estate assessment tax parcels in that county included within the Timberland Assets.

8.  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

    The obligation of Seller to sell the Timberland Assets to Buyer at the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any one (1) or more of which may be waived by Seller in writing delivered to Buyer:

    8.1  NO INJUNCTION OR LITIGATION; HSR ACT WAITING PERIOD

    As of the Closing Date, there shall not be any claim, lawsuit or other judicial or administrative proceeding or Judgment of any nature or type threatened, pending or made by or before any Governmental Body that questions or challenges the lawfulness of the transactions contemplated by this Agreement or the Transaction Documents under any law or regulation or seeks to delay, restrain or prevent such transactions. The waiting period specified in the HSR Act, including any extensions thereof, shall have expired or been terminated.

    8.2  REPRESENTATIONS, WARRANTIES AND COVENANTS

         (a) The representations and warranties of Buyer made in this Agreement, the Transaction Documents and any certificate furnished pursuant hereto or thereto shall be true, complete and correct in all material respects on and as of the Closing Date;

         (b) Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed and complied with by it on or prior to the Closing Date; and

         (c) Buyer shall have delivered to Seller a certificate dated the Closing Date to the foregoing effects, signed by a duly authorized officer of Buyer.

    8.3  FILINGS AND CONSENTS

    All registrations, filings, applications, notices, covenants, approvals, waivers, authorizations, qualifications and orders required by this Agreement to be filed, made or obtained by Buyer shall have been filed, made or obtained, and copies thereof shall have been delivered to Seller.

    8.4  DELIVERY OF CLOSING DOCUMENTS

     Buyer shall have delivered to Seller the documents listed in Section 3.3 and the Purchase Price.

    8.5  CONTINUANCE OF SPECIAL USE CLASSIFICATIONS

    As of the Closing Date, the county assessor in each applicable county will have approved of a continuation of the forest use or timberland classification for all real estate assessment tax parcels in that county included within the Timberland Assets.

9.  SURVIVAL AND INDEMNIFICATION

    9.1  SURVIVAL

    Subject to the specific limitations and other express provisions of this Agreement, the representations and warranties of the parties contained in Sections 4 and 5 shall remain in full force and effect for a period of one (1) year after the Closing Date; provided, however, that the representations and warranties of Buyer contained in Sections 4 and 5 shall not survive the Closing; and provided, further, that if a party shall have made a claim for indemnification pursuant to this Section 9 within the applicable aforesaid survival period (an "Indemnity Claim"), the representations and warranties to which such Indemnity Claim relate shall survive only for purposes of that Indemnity Claim and no others until such Indemnity Claim is disposed of as provided in this Section 9.

    9.2  INDEMNIFICATION BY SELLER

    From and after the Closing Date, Seller shall indemnify and hold Buyer and its affiliates (including their directors, officers, employees, agents and attorneys) harmless from and against, and shall reimburse Buyer and its affiliates for, any and all Losses arising out of or in connection with:

         (a) any inaccuracy in any representation or warranty made by Seller in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

         (b) any failure by Seller to perform or comply with any covenant (except as provided in Section 6.3) or agreement in this Agreement or in the Transaction Documents; and

         (c) any Loss arising or resulting from the Excluded Assets or the Excluded Liabilities.

    9.3  INDEMNIFICATION BY BUYER

    From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its affiliates (including their directors, officers, employees, agents and attorneys) from and against, and shall reimburse Seller and its affiliates for, any and all Losses arising out of or in connection with:

         (a) any inaccuracy in any representation or warranty made by Buyer in this Agreement or in the Transaction Documents or in any certificate delivered pursuant hereto or thereto;

         (b) any failure by Buyer to perform or comply with any covenant (except as provided in Section 6.3) or agreement in this Agreement or the Transaction Documents; or

         (c) any failure on the part of Buyer to satisfy in full the Assumed Liabilities.

    9.4  THRESHOLD LIMITATIONS

         (a) Seller shall not be obligated hereunder to indemnify Buyer with respect to any Losses as to which Buyer is otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of indemnification so asserted exceeds $200,000.00 (the "Threshold"), and thereafter Buyer shall be entitled to indemnity from Seller hereunder only with respect to any amounts in excess of the Threshold. Notwithstanding anything in this Agreement to the contrary, Seller's maximum aggregate obligation to Buyer pursuant to Section 9.2 shall not exceed $10,000,000 (the "Indemnity Cap").

         (b) Buyer shall not be obligated hereunder to indemnify Seller with respect to any Losses as to which Seller is otherwise entitled to indemnification under this Agreement unless and until the aggregate amount of indemnification so asserted exceeds the Threshold, and thereafter Seller shall be entitled to indemnity from Buyer hereunder only with respect to any amounts in excess of the Threshold. Notwithstanding anything in this Agreement to the contrary, Buyer's maximum aggregate obligation to Seller pursuant to Section 9.3 shall not exceed the Indemnity Cap.

         (c) The liability of any indemnifying party under this Section 9 shall be offset dollar for dollar by: (i) any insurance proceeds received or recoverable by the indemnified party after the Closing in respect of the Losses involved; (ii) any other recovery made or recoverable by the indemnified party from any third party on account of the Losses involved; and (iii) any Tax benefit realizable by the indemnified party or any affiliate thereof on account of the item of Losses involved, offset by any Tax cost attributable to recovery of the indemnified amount.

    9.5  PROCEDURE

         (a) Any party hereto or any of its affiliates seeking indemnification hereunder (in this context, the "indemnified party") shall notify the other party (in this context, the "indemnifying party") in writing reasonably promptly and in no event later than sixty (60) days after the assertion against the indemnified party of any claim, lawsuit or other judicial or administrative proceeding by a third party (a "Third-Party Claim") in respect of which the indemnified party intends to base an Indemnity Claim hereunder. The failure or delay so to notify the indemnifying party shall relieve it of any obligation or liability that it may have to the indemnified party.

         (b)  (i)    Subject to the provisions of Section 9.5(d), the
indemnifying party shall have the right, upon written notice given to the indemnified party within thirty (30) days after receipt of the notice from the indemnified party of any Third-Party Claim, to assume the defense or handling of such Third-Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 9.5(b)(ii) shall govern.

              (ii) The indemnifying party shall select counsel reasonably acceptable to the indemnified party in connection with conducting the defense or handling of such Third-Party Claim, and the indemnifying party shall defend or handle the same in consultation with the indemnified party, and shall keep the indemnified party timely apprised of the status of such Third-Party Claim, and shall not, without the prior written consent of the indemnified party, directly or indirectly assume any position or take any action that would impose any obligation of any kind on or restrict the actions of the indemnified party. The indemnifying party shall not, without the prior written consent of the indemnified party, agree to a settlement of any Third-Party Claim. The indemnified party shall cooperate with the indemnifying party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

         (c) If the indemnifying party does not give written notice to the indemnified party, within thirty (30) days after receipt of the notice from the indemnified party of any Third-Party Claim, of the indemnifying party's election to assume the defense or handling of such Third-Party Claim, the indemnified party may, at the indemnifying party's expense, select counsel in connection with conducting the defense or handling of such Third-Party Claim and defend or handle such Third-Party Claim in such manner as it may deem appropriate; provided, however, that the indemnified party shall keep the indemnifying party timely apprised of the status of such Third-Party Claim and shall not settle such Third-Party Claim without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld. If the indemnified party defends or handles such Third-Party Claim, the indemnifying party shall cooperate with the indemnified party and shall be entitled to participate in the defense or handling of such Third-Party Claim with its own counsel and at its own expense.

         (d) In the case of any Third-Party Claim that is brought by any customer or supplier with respect to the Timberland Assets acquired hereunder on which Buyer or its affiliates intend to base an Indemnity Claim hereunder, notwithstanding anything in Section 9.5(b) to the contrary, Buyer or its affiliates may, at Seller's expense, select counsel and defend or handle such Third-Party Claim in accordance with Section 9.5(b)(ii) and the provisions of
Section 9.5(b)(ii) shall govern.

         (e) If the indemnified party intends to seek indemnification hereunder, other than for a Third-Party Claim, then it shall notify the indemnifying party in writing within six (6) months after its discovery of facts upon which it intends to base its Indemnity Claim hereunder, but the failure or delay so to notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such Indemnity Claim is adversely affected thereby.

         (f) The indemnified party may notify the indemnifying party with respect to an Indemnity Claim hereunder even though the amount thereof plus the amount of other Indemnity Claims under this Section 9 previously notified by the indemnified party aggregate less than the Threshold.

    9.6  PROPORTIONAL LIABILITY FOR LOSSES

    In the event any Losses referred to in this Section 9 are attributable to or arise out of or in connection with the ownership and operation of the Timberland Assets in part both before and after the Closing Date, each party shall indemnify the other party and its affiliates against such Losses in proportion to the extent to which the Losses resulted from such pre-Closing or post-Closing activities.

    9.7  SPECIFIC PERFORMANCE

    The parties to this Agreement acknowledge that it may be impossible to measure in money the damages that a party would incur if any covenant or agreement


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

contained in this Agreement were not performed in accordance with its terms and agree that each of the parties hereto shall be entitled, during the period prior to the Closing, to obtain an injunction to require specific performance of, and prevent any violation of the terms of, this Agreement, in addition to any other remedy available hereunder, except that in the event that the Closing does not occur due to termination of this Agreement by Seller in accordance with Section 10.1(a) (as a result of a failure of any of the conditions set forth in Section
8.2 or 8.4) or 10.1(c), the Termination Payment (as defined in Section 10.2) shall be Seller's sole remedy for such failure to close. In any such action specifically to enforce any provision of this Agreement, each party hereby waives any claim or defense therein that an adequate remedy at law or in damages exists.

    9.8  EXCLUSIVE REMEDIES

    Except with respect to claims based on fraud in the inducement, the indemnification and specific performance remedies set forth under this Section 9 shall constitute the sole and exclusive remedies of the parties with respect to any matters arising under or relating to this Agreement.

10. TERMINATION

    10.1 TERMINATION

    This Agreement may be terminated before the Closing:

         (a) by Seller, by giving written notice to Buyer at any time, if any of the conditions set forth in Section 8 is not satisfied at the time at which the Closing (as it may be deferred pursuant to any provision of this Agreement) would otherwise occur, or if the satisfaction of any such condition is or becomes impossible;

         (b) by Buyer, by giving written notice to Seller at any time, if any of the conditions set forth in Section 7 is not satisfied at the time at which the Closing (as it may be deferred pursuant to any provision of this Agreement) would otherwise occur, or if the satisfaction of any such condition is or becomes impossible;

         (c) by Seller, by giving written notice to Buyer at any time, if Buyer has materially breached any representation, warranty, covenant or agreement contained in this Agreement;

         (d) by Buyer, by giving written notice to Seller at any time, if Seller has materially breached any representation, warranty, covenant or agreement contained in this Agreement;


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

         (e)  by mutual written agreement of Seller and Buyer; and

         (f) by Seller or Buyer, by giving written notice to the other, at any time after December 15, 1997.

    10.2 EFFECT OF TERMINATION

     In the event of the termination of this Agreement pursuant to Section 10.1,
(a) each party shall return or destroy all documents containing confidential information of the other party (and, upon request, certify as to the destruction thereof), (b) no party hereto shall have any liability or further obligation to the other party hereunder, except for obligations of confidentiality and nonuse with respect to the other party's confidential information and any liability for a breach of this Agreement occurring prior to the date of termination, which shall survive the termination of this Agreement. In addition, in the event of termination of this Agreement pursuant to Section 10.1(a) (as a result of a failure of any of the conditions set forth in Section 8.2 or 8.4) or 10.1(c), $10,000,000 (less the amount of the Deposit paid by Buyer pursuant to Section 2.1, which shall be retained by Seller) shall be paid by Buyer to Seller as liquidated damages and as consideration for the rights granted Buyer hereunder (such payment, the "Termination Payment").

11. MISCELLANEOUS

    11.1 SEVERABILITY

    If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore, the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

    11.2 MODIFICATION AND WAIVER

    This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.


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

    11.3 NOTICES

    All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be sent by facsimile transmission, or mailed postage prepaid by first-class certified or registered mail, or mailed by a nationally recognized express courier service, or hand-delivered, addressed as follows:

    if to Buyer:        Crown Pacific Limited Partnership
                        121 S.W. Morrison Street, Suite 1500
                        Portland, OR  97204
                        Attention:   Roger L. Krage

                        Fax:  (503) 228-4875

    with a copy to:     Ball Janik LLP
                        101 S.W. Main Street, Suite 1100
                        Portland, OR  97204
                        Attention:   William H. Perkins

                        Fax:  (503) 226-3910

    if to Seller:       Trillium Corporation
                        425 Pike Street, Suite 600
                        Seattle, WA  98101
                        Attention:  Paul S. Pien
                        Fax:  (206) 389-4860

    with copies to:     Trillium Corporation
                        4350 Cordata Parkway
                        Bellingham, WA  98226
                        Attention:  Steve Brinn
                        Fax:  (360) 676-7736

                        and to:

                        Perkins Coie
                        1201 Third Avenue, 40th Floor
                        Seattle, WA  98101
                        Attention:  Stewart M. Landefeld and David C. Clarke
                        Fax:  (206) 583-8500


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

    Either party may change the persons or addresses to which any notices or other communications to it should be addressed by notifying the other party as provided above. Any notice or other communication, if addressed and sent, mailed or delivered as provided above, shall be deemed given or received three
(3) days after the date of mailing as indicated on the certified or registered mail receipt, or on the next business day if mailed by express courier service, or on the date of delivery or transmission if hand-delivered or sent by facsimile transmission.

    11.4 ASSIGNMENT

    Neither Seller nor Buyer may assign any of its rights or obligations hereunder without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign its rights and obligations under this Agreement to any affiliate of Buyer, provided that Buyer shall continue to be jointly and severally liable for the performance of such affiliate's obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

    11.5 CAPTIONS

    The captions and headings used in this Agreement have been inserted for convenience of reference only and shall not be considered part of this Agreement or used in the interpretation thereof.

    11.6 ENTIRE AGREEMENT

    This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, representations and statements, whether oral, written, implied or expressed, relating to such subject matter.

    11.7 NO THIRD-PARTY RIGHTS

     Nothing in this Agreement is intended, nor shall be construed, to confer upon any person or entity other than Buyer and Seller (and only to the extent expressly provided herein, their respective affiliates) any right or remedy under or by reason of this Agreement.

    11.8 COUNTERPARTS

    This Agreement may be executed in one or more counterparts (including facsimiles thereof), each of which shall be deemed to be an original, but all of which shall constitute one agreement.


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

    11.9   GOVERNING LAW

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington as though made and to be fully performed in that State.

    11.10  TIME OF THE ESSENCE

    Time is of the essence in the performance of this Agreement.

    11.11  ATTORNEY'S FEES

    If a suit, action, or other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with this Agreement or any of the Transaction Documents, or to interpret or enforce any rights or remedies hereunder or thereunder, the prevailing party shall be entitled to recover its reasonable attorneys' fees and all other fees, costs, and expenses actually incurred and reasonably necessary in connection therewith, as determined by the court at trial or on any appeal or review, in addition to all other amounts provided by law.



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

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective representatives hereunto authorized as of the day and year first above written.


                                            TRILLIUM CORPORATION

                                            By
                                                --------------------------------
                                            Title
                                                   -----------------------------


                                            CROWN PACIFIC LIMITED
                                            PARTNERSHIP


                                            By
                                                --------------------------------
                                            Title
                                                   -----------------------------





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